As filed with the Securities and Exchange Commission on November 1, 2019.

Registration No. 333-230737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NRC Group Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	81-483205 (IRS Employer Identification No.)

952 Echo Lane, Suite 460
Houston, Texas 77024
(Address of Principal Executive Offices) (Zip Code)

NRC GROUP HOLDINGS CORP.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plans)

Joseph Peterson
Principal Financial Officer
NRC Group Holdings Corp.
952 Echo Lane, Suite 460
Houston, Texas 77024
(832) 767-4749
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Leitzell, Esq.

Michael Darby, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

NRC Group Holdings Corp. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), and any other securities issuable by the Registrant, pursuant to the Registration Statement on Form S-8, File No. 333-230737, filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2019 (the “Registration Statement”), pertaining to the registration of 3,000,000 shares of Common Stock issuable under the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan.

On November 1, 2019, pursuant to the Agreement and Plan of Merger, dated June 23, 2019, by and among US Ecology, Inc. (now known as US Ecology Holdings, Inc.) (“US Ecology”), US Ecology Parent, Inc. (now known as US Ecology, Inc.) (“Holdco”), Rooster Merger Sub, Inc. (“Rooster Merger Sub”), ECOL Merger Sub, Inc. (“ECOL Merger Sub”) and the Registrant, (1) ECOL Merger Sub merged with and into US Ecology, with US Ecology continuing as the surviving company and (2) Rooster Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company (collectively, the “Mergers”). As a result of the Mergers, US Ecology and the Registrant became wholly-owned subsidiaries of Holdco. Immediately following the completion of the Mergers, Holdco contributed 100% of the issued and outstanding equity of the Registrant to US Ecology and the Registrant became the direct wholly-owned subsidiary of US Ecology.

As a result of the Mergers, the Registrant has terminated all offerings of the Registrant’s Common Stock and Series A Preferred Stock pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Amendment to deregister all such securities of the Registrant registered under the Registration Statement that remain unsold as of the effective time of the Mergers, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of in the City of Houston, State of Texas, on November 1, 2019.

NRC GROUP HOLDINGS CORP.

By:	/s/ Joseph Peterson
Name:	Joseph Peterson
Title:	Principal Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.